Exhibit 16.1

June 30, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Signing Day Sports, Inc. under the section titled Changes in and Disagreements with Accountants on Accounting and Financial Disclosure in its Registration Statement on Form S-1/A dated June 30, 2023 (the “Form S-1/A”). We agree with the statements concerning our Firm in such section of the Form S-1/A; we are not in a position to agree or disagree with other statements of Signing Day Sports, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp

Marcum llp ■ 250 Pehle Avenue, Suite 601 ■ Park 80 West, Plaza One ■ Saddle Brook, New Jersey 07663 ■ Phone 201.905.0400 ■ www.marcumllp.com